United Components Reports Results of Operations for
Third Quarter 2006
Highlights
-	Integration of ASC Industries with historical water pump operations on track

-	Strategic initiatives provide additional operational improvements

-	Repayment of $30 million of debt in October using cash flow from operations
EVANSVILLE, IN November 15, 2006 - United Components, Inc. (“UCI”) today announced results for the third quarter ended September 30, 2006. Revenue of $252.4 million increased $28.5 million compared to the year-ago quarter. The quarter included $25.3 million in sales by water pump manufacturer ASC Industries, which was acquired by UCI during the second quarter. The company reported revenue increases in the retail, OEM and heavy duty channels, and declines in the original equipment service and traditional channels.
Net income for the quarter was $2.1 million, including $6.9 million ($4.3 million net of tax) in special charges, primarily costs related to the acquisition of ASC and facilities consolidation costs. Excluding these charges, adjusted net income would have been $6.4 million for the quarter. Adjusted net income for the third quarter of 2005 was $6.6 million, excluding a $0.6 million special charge.
Earnings before interest, taxes, depreciation and amortization, or EBITDA, for UCI’s continuing operations, as adjusted consistent with the company’s historical presentations, was $34.6 million for the third quarter, compared with $29.6 million for the year-ago quarter. The reconciliation of net income to adjusted EBITDA, a non-GAAP measure of financial performance, is set forth in Schedule A.
“This was an important quarter for United Components, as we took significant steps to integrate our historical water pump operations with ASC Industries, and continued our initiatives to streamline our business and make operational improvements,” said Bruce Zorich, Chief Executive Officer of UCI. “The water pump integration is right on track, with the combination of the distribution operations being completed ahead of schedule, and the manufacturing integration now underway and on schedule. We are well on the way toward delivering our expected cost savings in the quarters ahead.”
“In addition, the strategic initiatives we have undertaken over the past several quarters have allowed our core business to show continuing improvement in our operating results, even as the overall market is showing softness,” continued Zorich. “These initiatives include targeted new business wins, additional cost reduction projects and consolidation of manufacturing and distribution facilities. We are working to continue this progress and, leveraging ASC’s China operations, expand UCI into an efficient global manufacturer.”
As of September 30, the company’s debt stood at $532.7 million. The company ended the quarter with $41.4 million in cash. In addition, on October 27, the company repaid $30 million of its senior credit facility borrowings with cash flow from operations.
Conference Call
UCI will host a conference call to discuss its results and performance on Thursday, November 16, at 11:00 a.m. Eastern Time (ET). Interested parties are invited to listen to the call by telephone. Domestic callers can dial (800) 637-1381. International callers can dial (641) 297-7667.
A replay of the call will be available from November 17, 2006, for a ninety day period, at www.ucinc.com. Click on the UCINC 2006 3rd Quarter Results button.
About United Components, Inc.
United Components, Inc. is among North America’s largest and most diversified companies servicing the vehicle replacement parts market. We supply a broad range of products to the automotive, trucking, marine, mining, construction, agricultural and industrial vehicle markets. Our customer base includes leading aftermarket companies as well as a diverse group of original equipment manufacturers.
Forward Looking Statements
All statements, other than statements of historical facts, included in this press release and the attached report that address activities, events or developments that UCI expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements give UCI’s current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of UCI and its subsidiaries. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They are subject to uncertainties and factors relating to UCI’s operations and business environment, all of which are difficult to predict and many of which are beyond UCI’s control. UCI cautions investors that these uncertainties and factors, including those discussed in Item 1A of UCI’s 2005 Annual Report on Form 10-K and in its other SEC filings, could cause UCI’s actual results to differ materially from those stated in the forward-looking statements. UCI cautions that investors should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, UCI undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
For More Information, Contact:
Charlie Dickson, Chief Financial Officer (812) 867-4726
Dave Barron (812) 867-4727

United Components, Inc.
Condensed Consolidated Income Statements (unaudited)(1)
(in thousands)

	Three Months ended September 30,		Nine Months ended September 30,
	2006	2005	2006	2005
Net sales	$252,437	$223,888	$729,012	$667,607
Cost of sales (2)	205,286	177,253	584,216	531,617

Gross profit	47,151	46,635	144,796	135,990

Operating expenses
Selling and warehousing	15,857	15,488	47,826	46,086
General and administrative	11,017	9,086	34,721	31,115
Amortization of acquired intangible assets	1,844	1,708	4,773	4,772
Costs of integration of water pump operations and resulting asset impairment losses (3)	829	—	5,429	—
Costs of closing facilities and consolidating operations (4)	813	—	6,275	—
Loss on abandonment of an operation (5)	—	577	—	2,759

Operating income	16,791	19,776	45,772	51,258

Other income (expense)
Interest expense, net	(12,071)	(9,103)	(31,935)	(26,514)
Write-off of deferred financing costs (6)	—	—	(2,625)	—
Management fee expense	(500)	(500)	(1,500)	(1,500)
Miscellaneous, net	155	(207)	92	(351)

Income before income taxes	4,375	9,966	9,804	22,893
Income tax expense	2,313	4,015	5,347	10,340

Net income from continuing operations	2,062	5,951	4,457	12,553

Discontinued operations
Net income from discontinued operations, net of tax	—	45	1,509	546
Loss on sale of discontinued operations, net of tax	—	—	(18,272)	—

	—	45	(16,763)	546

Net (loss) income	$2,062	$5,996	$(12,306)	$13,099

(1)	Includes the results of operations of ASC Industries, Inc. (“ASC”) beginning on May 25, 2006, the date of the acquisition of ASC by the Company. The operating results of the Company’s driveline components and specialty distribution operations, which were sold on June 30, 2006, are presented as discontinued operations for all periods presented.

(2)	Includes $5.3 million and $7.3 million, respectively, for the three and nine month periods of 2006, for the sale of inventory written up to market from historical cost per U.S. GAAP acquisition rules.

(3)	Includes land, building and equipment impairment losses and severance costs related to the consolidation of several facilities in connection with the integration of the Company’s pre-ASC acquisition water pump operations with the operations of ASC.

(4)	Includes asset write-downs and severance and other costs in connection with the closures of the Company’s Canadian fuel pump facility and Mexican filter manufacturing facility.

(5)	Write-down of assets related to the abandonment of a foreign subsidiary.

(6)	Write-off of unamortized deferred financing costs related to the Company’s previously outstanding debt, which was replaced in connection with the establishment of the Company’s new credit facility on May 25, 2006.

United Components, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	September 30,	December 31,
	2006	2005
Assets
Current assets
Cash and cash equivalents	$41,395	$26,182
Accounts receivable, net	253,641	233,007
Inventories, net	179,131	150,190
Deferred tax assets	26,261	22,529
Other current assets	33,692	21,634
Assets of discontinued operations	—	63,863

Total current assets	534,120	517,405

Property, plant and equipment, net	191,412	180,647
Goodwill	236,078	166,559
Other intangible assets, net	100,083	87,197
Deferred financing costs, net	5,887	6,177
Pension and other assets	13,676	12,904
Assets held for sale	4,477	—
Assets of discontinued operations	—	13,953

Total assets	$1,085,733	$984,842

Liabilities and shareholder’s equity

Current liabilities
Accounts payable	$97,335	$94,613
Short-term borrowings	10,516	261
Current maturities of long-term debt	407	12
Accrued expenses and other current liabilities	109,841	93,585
Liabilities of discontinued operations	—	17,778

Total current liabilities	218,099	206,249

Long-term debt, less current maturities	521,831	442,274
Pension and other postretirement liabilities	46,372	49,623
Deferred tax liabilities	12,590	3,554
Other long-term liabilities	6,616	1,936
Liabilities of discontinued operations	—	860

Total liabilities	805,508	704,496

Shareholder’s equity	280,225	280,346

Total liabilities and shareholder’s equity	$1,085,733	$984,842

United Components, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Nine Months ended September 30,
	2006	2005
Net cash provided by operating activities of continuing operations	$34,610	$39,425

Cash flows from investing activities of continuing operations
Purchase price of the ASC acquisition, net of cash acquired	(121,734)	—
Proceeds from sale of discontinued operations	36,300	—
Capital expenditures	(18,299)	(25,114)
Proceeds from sale of property, plant and equipment	1,217	147

Net cash used in investing activities of continuing operations	(102,516)	(24,967)

Cash flows from financing activities of continuing operations
Issuance of debt	113,000	33,000
Financing fees	(3,636)	—
Debt repayments	(34,538)	(48,667)
Shareholder’s equity contributions	8,515	536

Net cash provided by (used in) financing activities of continuing operations	83,341	(15,131)

Discontinued operations:
Net cash provided by (used in) operating activities of discontinued operations	369	(1,168)
Net cash used in investing activities of discontinued operations	(806)	(1,261)

Effect of exchange rate changes on cash	215	(300)

Net increase (decrease) in cash and cash equivalents	15,213	(3,402)

Cash and cash equivalents at beginning of year	26,182	11,291

Cash and cash equivalents at end of period	$41,395	$7,889

EBITDA and Adjusted EBITDA
EBITDA and Adjusted EBITDA are presented because they are believed to be frequently used by parties interested in United Components, Inc. (“UCI”). Management believes that EBITDA and Adjusted EBITDA provide useful information to investors because they facilitate an investor’s comparison of UCI’s operating results to that of companies with different capital structures and with cost basis in assets that have not been revalued and written-up in an allocation of a recent acquisition’s purchase price.
As a result of the acquisition of ASC Industries and the amendment and restatement of the credit agreement for UCI’s senior credit facilities, on a transition basis the calculation of Adjusted EBITDA, presented below, reflects the calculation of EBITDA in two ways: (i) with adjustments consistent with the presentation in earnings announcements from previous quarters; and (ii) with additional adjustments required by the amended and restated credit agreement for UCI’s senior credit facilities. The adjusted EBITDA required by the credit agreement is used to measure compliance with covenants of that agreement such as interest coverage.
EBITDA and Adjusted EBITDA are not measures of financial performance under United States generally accepted accounting principles (“US GAAP”) and should not be considered alternatives to net income, operating income or any other performance measures derived in accordance with US GAAP or as an alternative to cash flow from operating activities as a measure of liquidity.

Schedule A
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(dollars in millions)

	2006				2005
				Sept				Sept
	Q1	Q2	Q3	YTD	Q1	Q2	Q3	YTD
Results of continuing operations:
Net income (loss)	$4.2	$(1.8)	$2.1	$4.5	$2.6	$4.0	$6.0	$12.6

Interest, net	9.2	10.7	12.0	31.9	8.7	8.7	9.1	26.5

Income taxes expense	2.9	0.1	2.3	5.3	1.8	4.5	4.0	10.3

Depreciation	7.1	7.1	7.2	21.4	7.8	7.6	7.4	22.8

Amortization	1.9	2.2	2.5	6.6	1.5	1.6	1.7	4.8

EBITDA of continuing operations	25.3	18.3	26.1	69.7	22.4	26.4	28.2	77.0

One-time or unusual items:
Sale of inventory that was written-up to market from historical cost per US GAAP acquisition rules, net of minority interest	—	2.0	5.3	7.3	—	—	—	—

Cost of integration of water pump operations and the resulting asset impairment losses	—	4.6	0.8	5.4	—	—	—	—

Costs of closing facilities & consolidating operations	1.4	4.1	0.8	6.3	—	—	—	—

Loss on abandonment of an operation	—	—	—	—	—	2.2	0.6	2.8

Facilities consolidations & severance	0.3	—	—	0.3	0.8	1.2	—	2.0

Write-off of deferred financing costs resulting from refinancing	—	2.6	—	2.6	—	—	—	—

New business changeover cost	—	0.8	0.7	1.5	—	—	—	—

Non-cash charges (primarily stock options & pension)	0.4	0.4	0.4	1.2	0.1	0.2	0.3	0.6

Management fee	0.5	0.5	0.5	1.5	0.5	0.5	0.5	1.5

Adjusted EBITDA of continuing operations (a)	27.9	33.3	34.6	95.8	23.8	30.5	29.6	83.9

Adjustment to include Adjusted EBITDA of discontinued operations	1.6	2.3	—	3.9	0.8	1.5	0.7	3.0

Additional adjustments required for interest coverage compliance in the amended and restated credit agreement for transition periods	4.7	—	—	4.7	—	—	4.3	4.3

Adjusted EBITDA under credit agreement	$34.2	$35.6	$34.6	$104.4	$24.6	$32.0	$34.6	$91.2

(a)	The second and third quarter 2006 amounts include $1.9 million and $3.8 million, respectively, of ASC Adjusted EBITDA after the May 25, 2006 acquisition date.